Exhibit 99.1

Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp.
(516) 536-5850

AMERICAN MEDICAL ALERT CORP. REPORTS
YEAR END 2006 RESULTS
Company’s Top and Bottom Line Results Exceed Guidance
•	37% increase in revenue
•	35% increase in net income
•	Results will be discussed during today’s webcast

OCEANSIDE, New York. -March 20, 2007 - American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and year ended December 31, 2006.

Revenues for the quarter ended December 31, 2006, consisting primarily of monthly recurring revenues (MRR), increased 28% to $8,063,200 as compared to $6,286,496 for the same period in 2005. Net income for the quarter ended December 31, 2006 increased 102% to $458,565 or $.05 per diluted share as compared to $227,255 or $.02 per diluted share for the same period in 2005.

Revenues for the year ended December 31, 2006 increased 37% to $30,794,388, as compared to $22,447,642 for the same period in 2005. Net income increased 35% to $1,262,529 or $0.13 per diluted share as compared to a net income of $932,436 or $0.10 per diluted share for the previous year.

Both the Company’s revenue and net income for the year ended December 31, 2006 exceeded the Company’s guidance for 2006. The Company projected that gross revenues, consisting primarily of monthly recurring revenue (MRR), would increase by 34% to $30,000,000 and projected a 29% increase in earnings to $1,200,000 for the year ending December 31, 2006.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ended December 31, 2006 increased 23% to $6,041,404 as compared to $4,912,742 for the same period in 2005.

Jack Rhian, President and Chief Executive Officer commented on behalf of the Company, “The results achieved in 2006 were based on management’s successful execution of its business development strategy which included completion of four additional Telephony Based Communication Services (TBCS) acquisitions, operational consolidations as well as effective sales and marketing activities driven by our business development team.”

Looking ahead, Rhian added, “Plans for 2007 include shifting our focus from an acquisition driven growth strategy in our TBCS segment to one that will place primary emphasis on internally driven business development efforts. We believe there is a significant opportunity to expand our direct to consumer market share in our Health & Safety Monitoring Services segment through our relationship with Walgreens. As such, a significant emphasis and additional resources will be allocated towards supporting this initiative. Further, plans are underway to enhance our specialty call center solutions marketing efforts in our TBCS segment. In addition to expanding upon the successful rollout of AMAC’s “Daytime Communications Solutions”, we believe there is also notable opportunity to increase our TBCS market share through the specialty services offered by Phone Screen, the Company’s latest acquisition. Phone Screen is dedicated to the provision of communication, quality assurance and compliance services for pharmaceutical companies and contract research organizations conducting clinical trials.”

Webcast information

The Company invites investors and others to listen to the earnings conference call live over the Internet or by dial in at 11:00 a.m. ET.

What:	American Medical Alert Corp. 2006 Earnings Announcement

When:	Tuesday, March 20, 2007, 11:00 a.m. ET

Where:	http://www.vcall.com/IC/CEPage.asp?ID=114860

How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-0782 to participate.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three months and year ended December 31, 2006 and 2005 and balance sheets as of December 31, 2006 and 2005 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Year Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Revenues	$8,063,200	$6,286,496	$30,794,388	$22,447,642

Net Income	$458,565	$227,255	$1,262,529	$932,436

Net Income per Share
Basic	$0.05	$0.03	$0.14	$0.11
Diluted	$0.05	$0.02	$0.13	$0.10

Basic Weighted Average
Shares Outstanding	9,104,915	8,698,794	8,948,328	8,452,435

Diluted Weighted Average
Shares Outstanding	9,491,086	9,296,921	9,386,142	9,124,905

CONDENSED BALANCE SHEET

	December 31,	December 31,
	2006	2005

ASSETS

Current Assets	$7,216,554	$8,343,781
Fixed Assets - Net	9,307,912	7,810,658
Other Assets	16,083,279	10,440,897

Total Assets	$32,607,745	$26,595,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$4,028,591	$4,495,784
Deferred Income Tax	992,000	971,000
Long-term Debt	5,677,068	2,429,396
Long-term Capital Lease	74,440	-
Other Liabilities	490,456	315,230

Total Liabilities	$11,262,555	$8,211,410

Stockholders' Equity	21,345,190	18,383,926

Total Liabilities and Stockholders' Equity	$32,607,745	$26,595,336

Earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2006 and 2005 reconciled to net income.

	12/31/06	12/31/05

Net Income	1,262,529	932,436
Add Backs:
Taxes	869,000	866,000
Interest	394,613	52,638
Depreciation & Amort.	3,515,262	3,061,668

EBITDA	6,041,404	4,912,742